Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2019, with respect to the consolidated financial statements of Acelity L.P. Inc. and subsidiaries, in the Registration Statement on Form S-1 and related Prospectus of KCI Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, Texas

April 17, 2019